CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our report on The Alger Institutional Funds dated December 12, 2005 in this Registration Statement for Spectra Fund.

ERNST & YOUNG LLP

New York, New York
November 22, 2006